Exhibit (j)(3) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 72 to the Registration Statement (Form N-1A, No. 2-91091) of Federated High Yield Trust, and to the incorporation by reference of our report, dated April 22, 2019, on Federated High Yield Trust (one of the portfolios constituting Federated High Yield Trust), included in the Annual Shareholder Report for the fiscal year ended February 28, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 24, 2019